Exhibit 10.1

EXECUTION VERSION

SIXTH Amendment to Master Repurchase and securities contract Agreement

This Sixth Amendment to the Master Repurchase and Securities Contract Agreement (this “Amendment”), dated as of August 17, 2018, is by and between GOLDMAN SACHS BANK USA, a New York state-chartered bank, as buyer (“Buyer”), and TPG RE FINANCE 2, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Seller”).  Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Master Repurchase Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Seller and Buyer have entered into that certain Master Repurchase and Securities Contract Agreement dated as of August 19, 2015 (as amended by that certain First Amendment to the Master Repurchase and Securities Contract Agreement, dated as of December 29, 2015, as further amended by that certain Second Amendment to the Master Repurchase and Securities Contract Agreement, dated as of November 3, 2016, as further amended by that certain Third Amendment to Master Repurchase and Securities Contract Agreement, dated as of June 12, 2017, as further amended by that certain Fourth Amendment to Master Repurchase and Securities Contract Agreement, dated as of February 14, 2018, as further amended by that certain Fifth Amendment to Master Repurchase and Securities Contract Agreement, dated as of May 4, 2018, as further amended hereby, and as further amended, restated, supplemented or otherwise modified and in effect from time to time, collectively, the “Master Repurchase Agreement”); and

WHEREAS, Seller and Buyer wish to modify certain terms and provisions of the Master Repurchase Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.Second Renewal Option.  Seller and Buyer hereby agree to Seller’s exercise of the Second Renewal Option on the date hereof and agree that, subject to payment of the Renewal Standby Fee, the Availability Period Renewal Conditions are deemed to have been satisfied.  From and after the date hereof, the Availability Period Expiration Date shall be August 19, 2019.

2.Amendments to Master Repurchase Agreement.  The Master Repurchase Agreement is hereby amended as follows:

i.The following definitions are hereby deleted from Article 2 of the Master Repurchase Agreement in their entirety: “Alternative Rate” and “Alternative Rate Transaction”.

ii.The following definitions are hereby added to Article 2 of the Master Repurchase Agreement in appropriate alphabetical order:

““Federal Funds Rate Applicable Spread” shall mean, if the Pricing Rate has converted to the Federal Funds Rate pursuant to Article 13 of this Agreement, an amount equal to the difference (expressed as a number of basis points) between (a) the Pricing Rate on the date the LIBOR Rate was last applicable to the outstanding Transactions prior to such conversion, and (b) the Federal Funds Rate on the date that the LIBOR Rate was last applicable to the outstanding Transactions prior to such conversion; provided, however, in no event shall such difference be a negative number.”

““Federal Funds Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Federal Funds Rate.”

““Future Advance Draw Fee” shall have the meaning set forth in the Fee Letter.

““Substitute Rate” shall mean any published index now or hereafter generally adopted by Buyer as a replacement for LIBOR for variable rate loans or repurchase facilities, as determined by Buyer in its sole discretion and applied to other similarly situated sellers under similar repurchase facilities with Buyer; provided, however, in no event shall such Substitute Rate ever be less than zero percent.”

““Substitute Rate Applicable Spread” shall mean, if the Pricing Rate has converted to the Substitute Rate pursuant to Article 13(a) of this Agreement, an amount equal to the difference (expressed as a number of basis points) between (a) the Pricing Rate on the date the LIBOR Rate was last applicable to the outstanding Transactions prior to such conversion and (b) the Substitute Rate on the date that the LIBOR Rate was last applicable to the outstanding Transactions prior to such conversion; provided, however, in no event shall such difference be a negative number.”

““Substitute Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Substitute Rate.”

iii.Article 3(k)(F) of the Master Repurchase Agreement is hereby amended by deleting the word “and” at the end of such clause.

iv.Article 3(k)(G) of the Master Repurchase Agreement is hereby amended by deleting the period at the end of such clause and replacing it with “; and”.

v.The following new clause is hereby added to the Master Repurchase Agreement as Article 3(k)(H):

“(H) as of the funding of such Future Funding Advance, Seller shall have paid to Buyer the Future Advance Draw Fee in accordance with the terms and provisions of the Fee Letter.”

vi.Article 3(n)(ii) of the Master Repurchase Agreement is hereby amended by deleting the word “and” at the end of such clause.

vii.Article 3(n)(iii) of the Master Repurchase Agreement is hereby amended by deleting the period at the end of such clause and replacing it with “; and”.

viii.The following new clause is hereby added to the Master Repurchase Agreement as Article 3(n)(iv):

“(iv) the Future Advance Draw Fee, which shall be due and payable by Seller in connection with any Future Funding Advance pursuant to Article 3(k).”

ix.Article 13(a) of the Master Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Market Disruption.  If prior to the first (1st) day of any Pricing Rate Period with respect to any Transaction, (i) Buyer shall have determined (which determination shall be conclusive and binding upon Seller absent manifest error) that LIBOR is unobtainable in accordance in the definition of LIBOR in Article 2, (ii) LIBOR determined or to be determined for such Pricing Rate Period will not adequately and fairly reflect the cost to Buyer (as determined and certified by Buyer) of making or maintaining Transactions during such Pricing Rate Period, or (iii) Buyer shall have determined (which determination shall be conclusive and binding upon Seller absent manifest error) that there has been or there is likely to be an alternative index or interest rate to replace the actual or potential phase out of LIBOR, then Buyer shall, by written notice to Seller, which notice shall set forth in reasonable detail such circumstances, establish the Pricing Rate for such Pricing Rate Period and all subsequent Pricing Rate Periods until such notice is withdrawn by Buyer, as a per annum rate equal to, in Buyer’s sole discretion, either the sum of (x) (1) Federal Funds Rate plus (2) the Federal Funds Rate Applicable Spread, or (y) (1) the Substitute Rate plus (2) the Substitute Rate Applicable Spread.

x.Clause (b) of Article 13(b) of the Master Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

“(b) the Transactions then outstanding shall be converted automatically, at Buyer’s election, to either Federal Funds Rate Transactions or Substitute Rate Transactions, on the last day of the then current Pricing Rate Period or within such earlier period as may be required by law; provided, however, that to the extent any such determination by Buyer and imposition of Substitute Rate Transactions apply to all sellers under similar repurchase facilities with Buyer, such determination and imposition of Substitute Rate Transactions will not be applied solely to Seller.”

xi.The following new paragraph is hereby added the Master Repurchase Agreement as Article 13(o):

“(o) Repurchase of Affected Purchased Assets. In the event that Buyer determines that it is necessary to charge any increased costs pursuant to Articles 13(a), 13(b), 13(c), or 13(d), and actually imposes such increased costs on Seller in accordance with the terms hereof, Seller shall have the right to repurchase each affected Purchased Asset from Buyer within thirty (30) days of written notice thereof from Buyer to Seller without payment of an Exit Fee related to such affected Purchased Assets.”

3.Effectiveness.  The effectiveness of this Amendment is subject to receipt by Buyer of the following:

i.Amendment.  This Amendment, duly executed and delivered by Seller and Buyer;

ii.Amendment to Fee Letter.  The Fifth Amendment to Fee Letter, dated as of the date hereof, by and between Buyer and Seller.

iii.Responsible Officer Certificate. A signed certificate from a Responsible Officer of Seller certifying: (i) that no amendments have been made to the organizational documents of Seller, Pledgor and Guarantor since August 19, 2015, unless otherwise stated therein; and (ii) the authority of Seller and Guarantor to execute and deliver this Amendment and the other Transaction Documents to be executed and delivered in connection with this Amendment.

iv.Good Standing.  Certificates of existence and good standing and/or qualification to engage in business for the Seller, Pledgor and Guarantor.

v.Legal Opinion.  Opinions of outside counsel to Seller reasonably acceptable to Buyer as to such matters as Buyer may reasonably request, provided, that the execution of this Amendment by Buyer shall evidence satisfaction of this condition.

vi.Fees.  Payment by Seller of (i) the Renewal Standby Fee on the date hereof and (ii) the actual costs and expenses, including, without limitation, the reasonable fees and expenses of counsel to Buyer, incurred by Buyer in connection with this Amendment and the transactions contemplated hereby.

4.Continuing Effect; Reaffirmation of Guarantee.  As amended by this Amendment, all terms, covenants and provisions of the Master Repurchase Agreement are ratified and confirmed and shall remain in full force and effect.  In addition, any and all guaranties and indemnities for the benefit of Buyer (including, without limitation, the Guarantee) and agreements subordinating rights and liens to the rights and liens of Buyer, are hereby ratified and confirmed and shall not be released, diminished, impaired, reduced or adversely affected by this Amendment, and each party indemnifying Buyer, and each party subordinating any right or lien to the rights and liens of Buyer, hereby consents, acknowledges and agrees to the modifications set forth in this Amendment and waives any common law, equitable, statutory or other rights which such party might otherwise have as a result of or in connection with this Amendment.

5.Binding Effect; No Partnership; Counterparts.  The provisions of the Master Repurchase Agreement, as amended hereby, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Nothing herein contained shall be deemed or construed to create a partnership or joint venture between any of the parties hereto.  For the purpose of facilitating the execution of this Amendment as herein provided, this Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed to be an original, and such counterparts when taken together shall constitute but one and the same instrument.

6.Further Agreements.  Seller agrees to execute and deliver such additional documents, instruments or agreements as may be reasonably requested by Buyer and as may be necessary or appropriate from time to time to effectuate the purposes of this Amendment.

7.Governing Law.  The provisions of Article 19 of the Master Repurchase Agreement are incorporated herein by reference.

8.Headings.  The headings of the sections and subsections of this Amendment are for convenience of reference only and shall not be considered a part hereof nor shall they be deemed to limit or otherwise affect any of the terms or provisions hereof.

9.References to Transaction Documents.  All references to the Master Repurchase Agreement in any Transaction Document, or in any other document executed or delivered in connection therewith shall, from and after the execution and delivery of this Amendment, be deemed a reference to the Master Repurchase Agreement as amended hereby, unless the context expressly requires otherwise.

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IN WITNESS WHEREOF, the parties have executed this Amendment as a deed as of the day first written above.

BUYER:

GOLDMAN SACHS BANK USA, a New York state-chartered bank

By:	/s/ Jeffrey Dawkins
Name: Jeffrey Dawkins
Title: Authorized Person

[ADDITIONAL SIGNATURE PAGE FOLLOWS]

Signature Page to Sixth Amendment

SELLER:

TPG RE FINANCE 2, LTD., a Cayman Islands exempted company

By:	/s/ Matthew Coleman
Name: Matthew Coleman
Title: Vice President

[ADDITIONAL SIGNATURE PAGE FOLLOWS]

Signature Page to Sixth Amendment

AGREED AND ACKNOWLEDGED:

GUARANTOR:

TPG RE FINANCE TRUST HOLDCO, LLC, a Delaware limited liability company

By:	/s/ Matthew Coleman
Name: Matthew Coleman
Title: Vice President

Signature Page to Sixth Amendment